Exhibit 19(d)
Prohibition of Securities Trading Policy
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Policy Statement: This policy sets forth rules to follow with respect to securities trading and pre-clearance.
Policy Scope: This policy applies to all directors, employees, and Related Persons. It may also be determined that other persons should be subject to this policy, such as contractors or consultants who have access to Material Non-Public information.
Policy Definitions:
Company – includes The Southern Company and its subsidiaries, including Mississippi Power Company.
Securities – includes, but is not limited to, stocks, bonds and other forms of corporate equity or indebtedness, as well as stock options.
Related Person – includes: i) a spouse, minor children and anyone else living in the household of any director or employee of the Company; ii) any family members whose transactions are directed by or are subject to such director’s or employee’s influence and control; iii) any partnership in which such director or employee is a general partner; iv) trusts of which such director or employee is a trustee; v) estates of which such director or employee is an executor; and vi) any other equivalent legal entities that such director or employee controls.
Material – Information is Material if a reasonable investor would consider it important in the overall mix of information available in arriving at a decision to buy, sell or retain securities of a company. Examples of Non-Public information that might be considered Material information include:
•More than a single month of earnings information each quarter for Southern Company consolidated;
•Dividend increases or decreases;
•Redemption or repurchase of securities;
•Significant changes in previously announced earnings guidance;
•Merger, acquisition or joint venture proposals;
•Significant asset impairments;
•Purchases or sales of substantial assets; or
•Significant developments in rate cases, major litigation or major construction projects.
This is not an all-inclusive list, and other types of information may be Material information depending upon the circumstances.
Non-Public – Information is Non-Public if it is not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, newswire services, previously announced public conference calls or public disclosure documents that are filed with the U.S. Securities and Exchange Commission (“SEC”) (e.g., Form 10-Q, Form 10-K or Form 8-K).
In addition, even after a public announcement of Material information, it is still necessary to allow the investing public sufficient time to absorb the information. As a general rule, information should

Prohibition of Securities Trading Policy
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not be considered fully absorbed by the marketplace until after the close of business on the day the information is released. If, for example, the Company were to make an announcement on Monday afternoon, a director, employee or Related Person should not trade in Securities of the Company until Tuesday morning.
Policy Requirements:
Restrictions on Securities Trading
No director, employee or Related Person of the Company shall buy or sell Securities of the Company, any of its affiliates or any other company, such as competitors, suppliers or business partners, based on or while in possession of Material Non-Public information about such entity.
Restrictions on “Tipping”
Directors, employees and Related Persons have an obligation to maintain the confidentiality of confidential information of the Company, including Material Non-Public information, and may not disclose such confidential information for the purpose of “tipping” or passing along to others who may trade in Securities of the Company.
Restrictions on Hedging and Pledging
Directors, employees and Related Persons are also prohibited from purchasing or selling, or making any offer to purchase or sell, derivative securities relating to Securities of the Company, whether or not issued by the Company. Examples of derivative securities are exchange-traded options to purchase or sell Securities of the Company (so called “puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of Securities of the Company (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).
Directors and executive officers of The Southern Company are prohibited from holding Securities of the Company in a margin account or otherwise pledging Securities of the Company as collateral for a loan.
Rule 10b5-1 Trading Plans
It is an exception to the trading prohibitions of this policy if a trade occurs under a written plan that has been pre-approved by the MPC Compliance Officer and that meets the requirements of SEC
Rule 10b5-1(c).
Quarterly Trading Restriction The persons designated by the MPC Compliance Officer as subject to the quarterly trading restriction may not conduct any transactions involving Securities of the Company during a “Blackout Period” beginning on the sixth business day in the last month of each fiscal quarter and ending on the first business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Securities of the Company during the “Window Period” beginning on the first business day following the public release of the Company’s quarterly earnings and ending at the close of business on the fifth business day in the last month of each fiscal quarter, provided that such persons are not in possession of Material Non-Public information.

Prohibition of Securities Trading Policy
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Pre-Clearance Requirements
Any transaction involving the purchase, sale or transfer of Securities of the Company by directors or executive officers must be “pre-cleared” through the MPC Compliance Officer prior to the execution of such transaction, unless the trade occurs under a Rule 10b5-1 trading plan. The MPC Compliance Officer may also establish additional pre-clearance requirements.
Policy Enforcement and Consequences: All directors, employees and Related Persons are responsible for complying with this policy. Managers are responsible for consistently communicating and enforcing this policy. Violations of this policy will lead to management action, which could include discipline up to and including termination.
In addition, the trading of Securities based upon or while in the possession of Material Non-Public information is a violation of the Securities Exchange Act of 1934 and the Insider Trading and Securities Fraud Enforcement Act of 1988 and is subject to both civil and criminal penalties. The federal securities laws also impose potential liability on companies and management if they fail to take appropriate steps to prevent insider trading by personnel of the Company.
In all cases, the responsibility for determining whether an individual is in possession of Material Non-Public information rests with the individual. Any action on the part of The Company, the MPC Compliance Officer or any other employee in accordance with this policy does not constitute legal advice and does not protect an individual from liability under applicable securities laws.
Contact for Questions: If you have any questions on this policy, please call the MPC Compliance Officer.
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